                                                                  EXHIBIT 10.21

STATE OF NORTH CAROLINA
                                                             EMPLOYMENT CONTRACT
COUNTY OF CATAWBA


         THIS AGREEMENT, made and entered into this the 4th day of March, 1998, by and between WSMP, INC., a corporation organized under the laws of the State of North Carolina, and FRESH FOODS OF NORTH CAROLINA, LLC, a subsidiary of WSMP, Inc., and a limited liability company organized under the laws of the State of North Carolina, collectively hereinafter referred to as the "Employer"; and NORBERT E. WOODHAMS, a citizen and resident of the State of Ohio, hereinafter referred to as the "Employee";

                              W I T N E S S E T H:

         WHEREAS, the Employee is presently employed as the President of the Pierre Specialty Foods Division of Tyson Foods, Inc. ("Pierre");

         WHEREAS, the Employer is engaged in the food manufacturing business from its headquarters in Claremont, North Carolina; and

         WHEREAS, the Employer desires to purchase Pierre from Tyson Foods, Inc., and as part of such purchase to employ the Employee to assist in the operation of Pierre and the Employer's food manufacturing business; and

         WHEREAS, the Employee, understanding and accepting the conditions of employment set forth herein, desires to be employed by the Employer as hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and of mutual covenants herein contained, the parties hereto do covenant and agree together as follows:

         1. EMPLOYMENT. Employer hereby employs the Employee, as of the Date of Employment, as defined in Paragraph 2, in the position of President of Fresh Foods of North Carolina, LLC. The Employee shall have the duties and responsibilities commensurate with those associated, in the normal course of business, with the office of President of a wholly owned subsidiary, in corporations in which a separately organized holding company of all subsidiaries is structured. The Employee's authority will include operational authority over the two Pierre plants in Cincinnati, Ohio and Albert Lea, Minnesota, which the Employer intends to purchase from Tyson, and the Employer's two plants in Claremont, North Carolina. The Employee will devote the Employee's full time, utmost knowledge and best skill to such employment. All services performed by the Employee shall be subject to the review and study of the Employer. The performance of services by the Employee on behalf of the Employer shall be performed at such times and at such places as shall be determined by the Employer and in accordance with such rules as the Employer may establish. Upon such terms, the Employee hereby accepts such employment.

         2. TERM AND TERMINATION. This employment shall be for a period of five
(5) years from the Date of Employment. Thereafter, this term shall automatically continue from year to year unless the Employer or Employee gives written notice of termination 120 days prior to the end of the term or any renewal term.

         As used in this Agreement, the "Date of Employment" shall mean the date upon which the Employee begins his employment on a full-time basis, which date the parties acknowledge is not specifically known at the present, but in any event shall be on or before March 31, 1998.

         Other than at the end of any term or renewal term, the Employee's employment may be terminated for commission by the

Employee of any crimes of moral turpitude; or any crime punishable as a felony; or addiction to drugs, or addiction to alcohol.

         3. SALARY. The Employer shall pay to the Employee a salary during the term of this agreement of $250,000 per annum payable in 26 equal bi-weekly payments of $9,615.38 each, as may be increased from time to time by the Employer.

         4. ANNUAL BONUS. The Employee shall be entitled to a bonus to be determined as of the end of the Company's fiscal year ending February 26, 1999. Upon execution of this Agreement, and then annually prior to the beginning of each fiscal year, the Employee shall be given targets for the coming year as part of the Employer's budgeting procedure. These targets shall be placed in writing, and shall be the Employee's goal for the coming fiscal year. At the end of such fiscal year, the Employee shall be entitled to a bonus based upon his achievement of these goal.

         a. If the Employee achieves less than 50% of the goal, he shall receive no bonus.

         b. If the Employee achieves 50% or greater of the goal, but less than 75% of the goal, he shall receive a bonus equal to 50% of his base salary.

         c. If the Employee achieves 75% or greater of the goal but less than 100% of the goal, he shall receive a bonus equal to 75% of his base salary.

         d. If the Employee achieves 100% of the goal, he shall receive a bonus equal to 100% of his base salary.

         e. If the Employee achieves greater than 100% of the goal, he shall receive a bonus equal to the percentage of the goal achieved multiplied by the base salary. (For example, should the Employee achieve 125% of the goal, the Employee would receive a bonus equal to 125% of base salary, or $312,500).


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         5. INCENTIVE STOCK OPTION PLAN. Subject to all of the terms and conditions contained in the Employee's 1997 Incentive Stock Option Plan, the Employer agrees to grant to the Employee the option to purchase the 100,000 shares of the Employer's Common Stock at the NASDAQ closing price of the Common Stock as of February 20, 1998, which price was $16.00 per share. This option shall vest as to twenty percent (20%) of such shares per year, beginning one year from the Date of Employment; provided, however, that upon the Employee's termination of employment with the Employer for any reason, this option shall become fully vested.

         6. SPECIAL STOCK OPTION PLAN. Subject to all of the terms and conditions contained in the 1997 Special Stock Option Plan, the Employer agrees to grant to the Employee the option to purchase 100,000 shares of the Employer's Common Stock at the NASDAQ closing price of the Common Stock as of February 20, 1998, which price was $16.00 per share. The option to be granted, while fully vested at the Date of Employment, shall not be exercisable for a period of three
(3) years from the Date of Employment.

         7. DIRECTORSHIP. The Employer presently operates with a nine (9) person Board of Directors, with three (3) directors elected each year to serve staggered terms of three (3) years each. The parties acknowledge that all Board seats are currently filled, but agree that the Employee shall be appointed to fill the first available vacancy on the Board. As used herein, "vacancy" does not include the ordinary and recurring standing for re-election by an incumbent Board member, but does include the creation of an additional Board seat by charter or bylaw amendment.

         8. OFFICER AND DIRECTOR STATUS. Service as an Officer and Director of the Employer shall be without additional compensation to the Employee by the Employer.


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         9. EMPLOYEE BENEFITS. The Employee shall be entitled to all benefits from time to time granted to employees of the Employer, including but not limited to, the Employer's Health Care Plan, group life insurance, the right to participate in the Employer's 401-K Plan, and the right to participate in the 1994 Employee Stock Purchase Plan.

         10. VACATIONS AND SICK DAYS. The Employee shall be entitled to four weeks of paid vacation each calendar year during the term of this Agreement. In addition, the Employee shall be entitled to any additional vacation, sick days or other paid leave as the Employer shall from time to time grant to employees generally through its employee handbook.

         11. EXPENSES. The Employee shall be entitled to reimbursement for all reasonable expenses necessarily incurred by him in the performance of his duties upon presentation for a voucher indicating the amount and business purposes.

         12. USE OF AUTOMOBILE. The Employee shall be provided by the Employer with an automobile for Employee use, comparable to other vehicles assigned to Senior Management, and the associated expenses of maintenance, repairs and fuel.

         13. INDEMNITY. The Employer shall indemnify the Employee and hold him harmless for all acts or decisions made by him in good faith while performing services for the Employer. The Employer shall also use its best efforts to obtain coverage for him under any insurance policy now in force or hereinafter obtained during the term of this Agreement covering officers and directors of the Employer against liability or lawsuit. The Employer shall pay all expenses including attorneys' fees, actually and necessarily incurred by the Employee in connection with the defense of such act, suit or proceeding and in connection with any related appeal including the cost of court settlements.

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         14. CONTINGENCY. This Employment Agreement is contingent upon the
Employer successfully acquiring Pierre or a majority of the assets and business of Pierre, excluding the facilities located in Carryville, Tennessee and the business related to the production of Chicken Items produced for Sam's, Subway, and similar companies.

         15. CHANGE IN CONTROL AGREEMENT. The Employer and Employee shall enter into a Change in Control Agreement (the "Change in Control Agreement"). The Change in Control Agreement shall provide that, if a change in control of the Employer occurs, then the following benefits will be provided by the Employer:
(a) three times the amount of the annual base salary of the Employee; (b) three times the amount of the largest annual cash bonus paid or payable to the Employee; (c) the aggregate spread between the exercise prices of all outstanding unexercised options of the Employer and the higher of the closing price of the Employer's Common Stock or the highest price paid in connection with a change in control of the Employer; and (d) a gross-up payment for all liabilities resulting from payments under the Change in Control Agreement. A change in control of the Employer shall have occurred if: (a) the individuals who constituted the Employer's Board of Directors as of the date of the Change in Control Agreement cease to constitute a majority of such Board; (b) any "person" (as defined in the Change in Control Agreement) acquires 15% of the Employer's Common Stock; (c) any of certain business combinations are consummated, unless the beneficial owners of the Employer's Common Stock before such combination own more than 50% of such stock after the business combination; or (d) the Employer is liquidated or dissolved. Payments under the Change in Control Agreement are payable upon a change in control of Employer, whether or not the Employee is terminated. The term of the Change in Control Agreement is ten (10) years unless it earlier expires upon the termination of the Employee's employment.

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         16. NOTICES. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given when mailed at any general or branch United States Post Office enclosed in a certified post-paid envelope and addressed to the address of the respective party stated below or to such changed address as the party may have fixed by notice:

         To the Employer:           WSMP, Inc.
                                    P. O. Box 399
                                    Claremont, North Carolina 28610

         To the Employee:           Norbert E. Woodhams
                                    7312 Charter Cup Lane
                                    West Chester, Ohio 45069


         Any notice of change of address shall only be effective, however, when received.

         17. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the Employer, its successors and assigns, including, without limitation, any corporation which may acquire all or substantially all of the Employer's assets and business or into which the Employer may be consolidated or merged, and the Employee, his heirs, executors, administrators and legal representatives. The Employee may assign his right to payment, but not his obligation, under this Agreement.

         18. APPLICABLE LAW. This Agreement shall be governed by the internal laws of the State of North Carolina without giving effect to principles of conflicts of law.

         19. OTHER AGREEMENTS. This Agreement supersedes all prior understandings and agreements between the parties. It may not be amended orally, but only by a writing signed by the parties hereto.

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




         20. NON-WAIVER. No delay or failure by either party in exercising any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right.

         21. HEADINGS. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

         22. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                            THE EMPLOYER:

                                            WSMP, INC.


                                            By: /s/ JAMES C. RICHARDSON, JR.
                                                ------------------------------
                                                (Vice Chairman & CEO)
ATTEST:


/s/ JAMES E. HARRIS
--------------------------------
Secretary
(Corporate Seal)




                    (SIGNATURES CONTINUED ON FOLLOWING PAGE)

                                            FRESH FOODS OF NORTH CAROLINA, LLC


                                            By: /s/ JAMES C. RICHARDSON, JR.
                                                ------------------------------

ATTEST:


/s/ JAMES E. HARRIS
--------------------------------
Secretary
(Corporate Seal)



                                            THE EMPLOYEE:


                                            /s/ NORBERT E. WOODHAMS
                                            ---------------------------- (SEAL)
                                            NORBERT E. WOODHAMS


STATE OF NORTH CAROLINA
COUNTY OF CATAWBA

         I, Rita B. Isenhour, Notary Public for said County and State, certify that James E. Harris personally appeared before me this day and acknowledged that he is Secretary of WSMP, Inc., a North Carolina corporation, and that by authority duly given and as the act of the corporation, the foregoing instrument was signed in its name by James C. Richardson, its Vice-Chairman & CEO, sealed with its corporate seal and attested by him as its Secretary.

         Witness my hand and seal, this the 3rd day of March, 1998.


                                             /s/ RITA B. ISENHOUR
                                             --------------------------------
                                             NOTARY PUBLIC

My Commission Expires: 7-28-02





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


STATE OF NORTH CAROLINA

COUNTY OF CATAWBA

         I, Rita B. Isenhour, Notary Public for said County and State, certify that James E. Harris personally appeared before me this day and acknowledged that he is Secretary of FRESH FOODS OF NORTH CAROLINA, LLC, a North Carolina limited liability company, and that by authority duly given and as the act of the company, the foregoing instrument was signed in its name by James C. Richardson, Jr., its (Vice) President, sealed with its corporate seal and attested by him as it Secretary.

         Witness my hand and seal, this the 3rd day of March, 1998.

                                             /s/ RITA B. ISENHOUR
                                             --------------------------------
                                             NOTARY PUBLIC

My Commission Expires: 7-28-02



STATE OF NORTH CAROLINA
COUNTY OF CATAWBA

         I, Rita B. Isenhour, a Notary Public for said County and State, do hereby certify that NORBERT E. WOODHAMS personally appeared before me this day and acknowledged the due execution of the foregoing instrument.

         Witness my hand and seal, this the 3rd day of March, l998.


                                             /s/ RITA B. ISENHOUR
                                             --------------------------------
                                             NOTARY PUBLIC

My Commission Expires: 7-28-02


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
NORTH CAROLINA                                               AMENDMENT TO
CATAWBA COUNTY                                               EMPLOYMENT CONTRACT



     THIS AGREEMENT, made and entered into as of the 1st day of July, 1998, by and between FRESH FOODS, INC., a corporation organized under the laws of the State of North Carolina, hereinafter referred to as the "Employer"; and NORBERT
E. WOODHAMS, a citizen and resident of the State of Ohio, hereinafter referred to as the "Employee";

                              W I T N E S S E T H:

     WHEREAS, the Employer and the Employee entered into an Employment Contract dated as of March 4, 1998, whereby the Employee became President of Pierre Foods, LLC, a subsidiary of the Employer (the "Employment Contract"); and

     WHEREAS, the Employment Contract was subject to a contingency before going into effect, which contingency has now passed, and the parties wish to acknowledge this and acknowledge a clarification concerning the Employee's incentive compensation; and

     WHEREAS, the parties wish to memorialize these changes as an amendment to the Employment Contract;

     NOW, THEREFORE, in consideration of the premises, and the mutual covenants contained herein, the parties hereto are agreed as follows:

     1. CONTINGENCY. The parties acknowledge that the contingency set forth in Paragraph 14 of the Employment Agreement has been fulfilled, and Paragraph 14 is hereby deleted. As used in the Employment Contract, the "Date of Employment" shall be June 9, 1998.

     2. ANNUAL BONUS. Paragraph 4, entitled "Annual Bonus", is hereby deleted except for its title, and replaced with the following:

     1. The Employee shall be entitled to a bonus to be determined as of the end of the Company's fiscal year end (February 26, 1999), and at the end of each fiscal year thereafter. Employee's Annual Bonus shall be earned and computed in the following way:

          a. Upon the Employee's assuming employment, and thereafter prior to the beginning of each fiscal year, the Employer shall announce to the public its projected pre-tax profit for the coming fiscal year. This announced projection shall include a projected pre-tax profit for the coming fiscal year. This announced projection shall include a projected pre-tax profit for the Employee's Pierre Foods, LLC ("Pierre") division. The pre-tax profit announced for the Pierre division shall be referred to a the "Baseline Pre-tax Profit." "Pre-tax profit" as used herein shall mean that term as customarily and ordinarily used in corporate accounting, to be determined when the Employer's fiscal year-end financial statements have been audited by the Employer's auditors and their opinion letter thereupon issued.

          b. The Employee's bonus structure shall be based upon Pierre's success in achieving its Baseline Pre-tax Profit for that fiscal year, and Pierre's success in achieving a higher pre-tax profit amount for the Pierre division for the fiscal year. This higher pre-tax profit amount for Pierre shall be referred to as the "Target Pre-tax Profit." The Target Pre-tax Profit for any fiscal year is not announced to the public, but shall be presented by the Employer to and ratified by the Board of

Directors at the beginning of each fiscal year.

     c. If the Pierre division fails to achieve the Baseline Pre-tax Profit for a fiscal year, then the Employee shall receive no Annual Bonus.

     d. If the Pierre division achieves the Baseline Pre-tax Profit for the fiscal year, then the Employee shall receive an Annual Bonus equal to 50% of his salary for that fiscal year.

     e. If the Pierre division achieves a pre-tax profit for the fiscal year greater than or equal to the amount determined by the following formula:

                       ((Target + Baseline) a 2) + $1.00

but less than the Target Pre-tax Profit, then the Employee shall receive an Annual Bonus equal to 75% of his salary for that fiscal year.

     f. If the Pierre division achieves a pre-tax profit for the fiscal year of 100% of the Target Pre-tax Profit, then the Employee shall receive a bonus equal to 100% of his salary for that fiscal year.

     g. If the Pierre division achieves a pre-tax profit for the fiscal year of greater than 100% of the Target Pre-tax Profit, then the Employee shall receive a bonus incrementally larger in the same percentage than his salary for that fiscal year.

     h. By way of example, in a fiscal year for which the Employee's Salary is $250,000 per year, the Pierre division Baseline Pre-tax Profit is $1,000,000, and the Pierre division Target Pre-tax Profit is $1,500,000, the Employee's Annual Bonus would be as follows:

          Pre-tax Profit
          Level Achieved           Employee's Bonus
          --------------           ----------------
            $  800,000                     -0-
            $1,000,000                $125,000
            $1,200,000                $125,000
            $1,400,000                $187,500
            $1,500,000                $250,000
            $1,600,000                $266,500
            $1,800,000                $300,000

     3. EFFECTIVE AS AMENDED. As amended hereby, the Employment Contract shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                              THE EMPLOYER:
                              FRESH FOODS, INC.



                              By:
                                 ------------------------------
                                   President


ATTEST:


------------------------------
    Secretary
(corporate seal)



                    (SIGNATURES CONTINUED ON FOLLOWING PAGE)

                         THE EMPLOYEE:



                                                    (SEAL)
                         ---------------------------
                         NORBERT E. WOODHAMS



STATE OF NORTH CAROLINA
COUNTY OF CATAWBA

     I, ____________________, Notary Public for said County and State, certify that __________________________ personally appeared before me this day and acknowledged that he is _______ Secretary of WSMP, Inc., a North Carolina corporation, and that by authority duly given and as the act of the corporation, the foregoing instrument was signed in its name by ________, its President, sealed with its corporate seal and attested by him as its _______ Secretary.

     Witness my hand and seal, this the _____ day of _______, 1998.



                                 NOTARY PUBLIC

My Commission Expires:


STATE OF NORTH CAROLINA
COUNTY OF CATAWBA

     I, ______________________________, a Notary Public for said County and
State, do hereby certify that NORBERT E. WOODHAMS personally appeared before me this day and acknowledged the due execution of the foregoing instrument.

     Witness my hand and seal, this the _______ day of ______, 1998.


                                 NOTARY PUBLIC


My commission expires:

____________.